KPMG LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Underlying Funds Trust:

We consent to the use of our report dated March 2, 2009, incorporated by reference herein, to The Arbitrage – 1 Portfolio, The Distressed/Hedged Income Portfolio (formerly, The Deep Value Hedged Income – 1 Portfolio), The Distressed Securities & Special Situations – 1 Portfolio, The Energy and Natural Resources Portfolio (formerly, The Energy and Natural Resources – 1 Portfolio), The Event Driven and Risk Arbitrage Portfolio (formerly, The Merger Arbitrage – 1 Portfolio), The Global Hedged Income – 1 Portfolio, The Income Arbitrage Portfolio (formerly, The Arbitrage – 2 Portfolio), The Long/Short Equity – Earnings Revision – 1 Portfolio, The Long/Short Equity – Growth – 1 Portfolio, The Long/Short Equity Hedge Portfolio (formerly, The Long/Short Equity – Deep Discount Value – 1 Portfolio), The Long/Short Equity – International – 1 Portfolio, The Long/Short Equity Market Neutral Portfolio (formerly, The Long/Short Equity – Momentum – 1 Portfolio), and The Long/Short Equity – REIT – 1 Portfolio, each a series of Underlying Funds Trust, and to the references to our Firm under the headings “Financial Highlights” in Part A and “Independent Registered Public Accounting Firm” in Part B of the Registration Statement.

/s/ KPMG LLP

Milwaukee, WI
April 27, 2009